Exhibit 10.1

9 June 2009

VIA E-Mail & Fed Ex

Mr. Mark Griffin

18507 Hawks Hill

Wildwood, MO 63069

griffin.ann1@gmail.com

Dear Mark:

We are pleased to offer you the position of Vice President – Research and Development based in our Corporate office in Houston located at 2105 City West Boulevard, Suite 500, Houston, TX 77042 and in our Omega Protein Technology and Innovation Center at 6961 Brookhollow West Drive, Suite 190, Houston, TX 77040. This position will report directly to the CEO. The anticipated start date for your position is expected to be on or around July 6, 2009.

1.	Salary. $6,875 per semi-monthly pay period ($165,000 per year).

2.	Bonus. Commencing in 2009, you will be eligible to receive a year-end cash bonus up to 30% depending on targets to be determined by the Company.

3.	Stock Options: You will be eligible to receive a grant of 15,000 shares of non-qualified stock options under the Company’s Incentive Plan, with an exercise price equal to the average of the Company’s high and low stock price on that date of grant. These options will have a 10-year life and will vest in one-third increments on each anniversary of your grant date. These options will be scheduled to be granted upon the next meeting of the Compensation Committee of the Company’s Board of Directors.

4.	Benefits. All benefits will be in accordance with Company policies, plans and procedures including but not limited to:

A.	Health insurance under the Company’s health care plan.

B.	Dental insurance under the Company’s health care plan.

C.	Life insurance contingent upon your enrollment in the health insurance benefit program.

D.	Disability insurance under the Company insurance program.

E.	Participation in the Company’s 401 (k) Plan, with the benefit of a Company matching contribution.

F.	Four weeks vacation.

2105 CityWest Blvd, Suite 500, Houston, Texas 77042 — Telephone (713) 623-0060 — Fax (713) 940-6122

5.	Relocation. You will be entitled to the benefits of the Company’s Relocation policy described below:

A.	House hunting trip for you and your Spouse up to 7 days

B.	Moving of household goods

C.	Temporary housing for 3 months

D.	Furniture storage for up to 3 months

E.	Utility hookups

F.	Packing and unpacking of household goods

G.	Transportation to new location for personal auto (2 autos maximum) at regular Company mileage allowance

H.	Omega will pay realtors fee at the rate of 6%, not to exceed $30,000, on the sale of your home in Missouri. Omega will reimburse closing cost (loan origination fee @ 1% not to exceed $6,000). Your fully executed HUD forms and mortgage documents from sale and repurchase of the houses will be the basis for determining these reimbursements.

I.	Omega will provide reimbursement of 50% of any loss on the sale of your residence in Missouri up to a maximum reimbursement of $25,000. Omega will reimburse you for 50% of the difference, up to a $25,000 cap, between the amount of the independently appraised value of your residence in Missouri and the final sale price as stated in the original sales documents under the terms and conditions above. The amount of the reimbursement will be determined using the following documents:

1.	Independent third party appraisal documents

2.	Sale documents upon the sale of your home in Missouri

6.	Company Vehicle. You will be entitled to the use of a company vehicle in accordance with Company policy.

7.	Drug Test and Background Check. This offer is conditioned on your passing a routine drug test in accordance with Company policy and the Company’s satisfactory review of a background check on you.

8.	Employee Confidentiality, Assignment of Inventions and Non-compete Agreement. Enclosed is a copy of the Omega Protein Employee Confidentiality, Assignment of Inventions and Non-compete Agreement. The offer is also conditional on our mutual execution of this Agreement.

Any other benefits are covered in the Omega Employee Handbook and/or Administrative Manual and are subject to usual Company policy.

As you know, this letter does not serve as an employment contract. Employment is for no fixed duration and may be terminated by either party at any time for any reason.

2105 CityWest Blvd, Suite 500, Houston, Texas 77042 — Telephone (713) 623-0060 — Fax (713) 940-6122

By executing and returning this letter, you are also confirming that you are not subject to any non-competition agreement, non-solicitation agreement or other restrictive covenant from your current employer or any other party.

If you agree with the terms and conditions of this offer and confirm the above paragraph, we would appreciate your signing the enclosed copy of the letter in the space below and returning it to us within 7 business days by fax at 713-940-6137 and by mail to 2105 CityWest Blvd, Ste 500, Houston, TX 77042.

Sincerely,

/s/ Joseph L. von Rosenberg III
Joseph L. von Rosenberg III

AGREED and ACCEPTED:

/s/ Mark Griffin	Date: June 12, 2009
Mark Griffin

2105 CityWest Blvd, Suite 500, Houston, Texas 77042 — Telephone (713) 623-0060 — Fax (713) 940-6122